Form of
                 Amendment to Administrative Services Agreement


         This is an Amendment to the Administrative Services Agreement made and entered into by and between INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), as of the 28th day of February, 1997.

         WHEREAS,   the  Fund  desires  to  retain  INVESCO  to  render  certain administrative, sub-accounting, and recordkeeping services (the "Services"); and

         WHEREAS, INVESCO desires to be retained to perform such services;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement, it is agreed that the additional fee to INVESCO under the Agreement shall be computed at the annual rate of 0.265% of each Portfolio's daily net assets as so determined.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on this 1st day of July, 1998.

                                              INVESCO Funds Group, Inc.



                                              By:      _________________________
                                                       Ronald L. Grooms
                                                       Senior Vice President
ATTEST:


---------------------------
Glen A. Payne, Secretary
                                              INVESCO Variable Investment
                                              Funds, Inc.



                                              By:      _________________________
                                                       Dan J. Hesser
                                                       President
ATTEST:


---------------------------
Glen A. Payne, Secretary